Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director of Investor Relations	Vice President, Public Affairs
Trinity Industries, Inc.	Trinity Industries, Inc.
214/631-4420	214/589-8909
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Strong Third Quarter 2015 Results
and Increases Annual Guidance

DALLAS, Texas - October 22, 2015 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the third quarter ended September 30, 2015, including the following significant highlights:

•	Third quarter earnings per common diluted share of $1.31 compared to $0.91 for the third quarter of 2014, a 44% increase year-over-year

•	Increased earnings guidance for the Company for full year 2015 to between $4.65 and $4.90 per common diluted share compared to previous guidance of between $4.45 and $4.75 per share

•	A record operating margin for the Rail Group during the third quarter of 20.8% compared to 18.7% last year

•	Record operating profit of $44.8 million for the Energy Equipment Group during the third quarter

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $204.3 million, or $1.31 per common diluted share. Net income for the same quarter of 2014 was $149.4 million, or $0.91 per common diluted share. Revenues for the third quarter of 2015 totaled $1.54 billion compared to revenues of $1.56 billion for the same quarter of 2014.
“During the third quarter, Trinity maintained its positive momentum generating high quality results that led to 37% year-over-year growth in our net income,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President.  “Our performance continues to reflect the strength of our diversified industrial business model and our ability to shift our resources to meet our customers' needs.”
Mr. Wallace added, “An increased level of uncertainty in the macro-economic environment tempered the pace of new order volumes in our businesses during the third quarter.  I am confident in our Company’s ability to respond to shifts in market demand.”
Business Group Results
In the third quarter of 2015, the Rail Group reported revenues and operating profit of approximately $1.07 billion and $223.3 million, respectively, resulting in year-over-year increases compared to the third quarter of 2014 of 8% and 20%, respectively. The increases in revenues and profit were due primarily to higher deliveries, improved pricing, and increased operating efficiencies partially offset by product mix changes. The Rail Group shipped 8,220 railcars and received orders for 3,655 railcars during the third quarter. The Rail Group had a backlog of $6.25 billion as of September 30, 2015, representing 55,265 railcars, compared to a backlog of $6.90 billion as of June 30, 2015, representing 59,830 railcars. At the end of the third quarter, the backlog of railcar orders extends into 2020.

During the third quarter of 2015, the Railcar Leasing and Management Services Group reported leasing and management revenues of $176.6 million compared to $158.3 million in the third quarter of 2014 due to higher average rental rates and net fleet additions. In addition, the Group recognized revenue of $72.6 million from sales of railcars from the lease fleet owned for less than a year during the third quarter compared to $47.4 million in the third quarter of 2014. Operating profit for this Group was $158.2 million in the third quarter of 2015 compared to operating profit of $87.0 million in the third quarter of 2014 due to higher leasing and management operating profit and higher operating profit from sales of railcars from the lease fleet. Supplemental information for the Railcar Leasing and Management Services Group is provided in the following tables.
During the third quarter, the Company sold $267.3 million of leased railcars to Element Financial Corporation ("Element") under a strategic alliance launched in 2013. Since the fourth quarter of 2013 when the alliance was announced, the Company has completed $1.60 billion of leased railcar sales to Element. On October 14th, the Company and Element announced a $1 billion extension of the alliance through December 2019. The Company's third quarter results included $0.39 per common diluted share related to sales of leased railcars to Element and other third parties compared to $0.13 per share in the same quarter last year.
The Inland Barge Group reported revenues of $164.8 million for the third quarter of 2015 compared to revenues of $168.4 million in the third quarter of 2014. Operating profit for this Group was $28.1 million in the third quarter of 2015 compared to $31.0 million in the third quarter of 2014. The slight decrease in revenues compared to the same quarter last year was primarily due to the mix of tank barges partially offset by higher delivery volumes of hopper barges. The Inland Barge Group received orders of $83.9 million during the quarter, and as of September 30, 2015 had a backlog of $373.1 million compared to a backlog of $454.0 million as of June 30, 2015.
The Energy Equipment Group reported revenues of $289.5 million in the third quarter of 2015 compared to revenues of $269.7 million in the same quarter of 2014. Operating profit for the third quarter of 2015 increased to a record $44.8 million compared to $30.0 million in the same quarter last year. The increases in revenues and operating profit compared to the same quarter last year were due primarily to an acquisition completed in the third quarter of 2014. The backlog for structural wind towers as of September 30, 2015 was $424.4 million compared to a backlog of $502.6 million as of June 30, 2015. At the end of the third quarter, the backlog of structural wind tower orders extends through 2016.
Revenues in the Construction Products Group were $154.8 million in the third quarter of 2015 compared to revenues of $170.4 million in the third quarter of 2014. The Group recorded an operating profit of $19.9 million in the third quarter of 2015 compared to an operating profit of $21.6 million in the third quarter of 2014. Revenues and operating profit decreased compared to the same quarter last year primarily as a result of lower delivery volumes in our Highway Products business partially offset by higher delivery volumes in our Aggregates business.
Cash and Liquidity
At September 30, 2015, the Company had cash and cash equivalents of $677.8 million. When combined with capacity under committed credit facilities, the Company had approximately $1.89 billion of available liquidity at the end of the third quarter.
Share Repurchase
The Company repurchased 1,556,516 shares of common stock at a cost of $40.0 million under its share repurchase authorization during the quarter, leaving $103.6 million remaining under its current authorization through December 31, 2015.

Earnings Outlook
The Company's earnings guidance for the fourth quarter is between $0.87 and $1.12 per common diluted share. This results in full year 2015 earnings guidance of between $4.65 and $4.90 per common diluted share compared to previous earnings guidance of $4.45 to $4.75 per share. The Company's earnings guidance compares to fourth quarter and full year 2014 earnings per common diluted share of $0.86 and $4.19, respectively. The 2015 earnings guidance assumes an annual weighted average diluted share count of 153 million shares, which includes 2.1 million shares from the convertible notes. The dilutive impact of the convertible notes reduces full year 2015 earnings per share by approximately $0.06 per share.
Actual results in 2015 may differ from present expectations and could be impacted by a number of factors including, among others, fluctuations in prices of commodities that our customers produce and transport; expenses related to current and potential litigation involving our Highway Products business; the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the level of sales and profitability of railcars; the level of profitability resulting from sales of leased railcars; the dilutive impact of the convertible notes related to changes in the Company's stock price; and the impact of weather conditions on our operations and delivery schedules.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on October 23, 2015 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Conference Calls menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0116 until 11:59 p.m. Eastern on October 30, 2015.
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses providing products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2015	2014
Revenues	$1,542.2	$1,562.8
Operating costs:
Cost of revenues	1,109.4	1,172.2
Selling, engineering, and administrative expenses	126.6	113.0
Gains on dispositions of property:
Net gains on lease fleet sales	(57.8)	(3.0)
Other	(0.9)	(0.6)
	1,177.3	1,281.6
Operating profit	364.9	281.2
Interest expense, net	46.1	47.8
Other, net	(1.0)	(1.6)
Income before income taxes	319.8	235.0
Provision for income taxes	107.6	78.1
Net income	212.2	156.9
Net income attributable to noncontrolling interest	7.9	7.5
Net income attributable to Trinity Industries, Inc.	$204.3	$149.4

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$1.32	$0.96
Diluted	$1.31	$0.91
Weighted average number of shares outstanding:
Basic	150.0	151.5
Diluted	150.9	159.6

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2015	2014
Revenues	$4,845.7	$4,508.6
Operating costs:
Cost of revenues	3,540.1	3,344.5
Selling, engineering, and administrative expenses	339.3	293.0
Gains on dispositions of property:
Net gains on lease fleet sales	(102.8)	(90.2)
Other	(11.8)	(13.2)
	3,764.8	3,534.1
Operating profit	1,080.9	974.5
Interest expense, net	147.2	139.9
Other, net	(4.0)	(2.9)
Income before income taxes	937.7	837.5
Provision for income taxes	315.7	274.5
Net income	622.0	563.0
Net income attributable to noncontrolling interest	25.5	23.0
Net income attributable to Trinity Industries, Inc.	$596.5	$540.0

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$3.84	$3.46
Diluted	$3.78	$3.33
Weighted average number of shares outstanding:
Basic	150.6	150.9
Diluted	153.1	157.0

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,
Revenues:	2015	2014
Rail Group	$1,073.4	$996.4
Construction Products Group	154.8	170.4
Inland Barge Group	164.8	168.4
Energy Equipment Group	289.5	269.7
Railcar Leasing and Management Services Group	249.2	205.7
All Other	29.1	28.9
Segment Totals before Eliminations	1,960.8	1,839.5
Eliminations - lease subsidiary	(308.4)	(186.5)
Eliminations - other	(110.2)	(90.2)
Consolidated Total	$1,542.2	$1,562.8

	Three Months Ended September 30,
Operating profit (loss):	2015	2014
Rail Group	$223.3	$186.4
Construction Products Group	19.9	21.6
Inland Barge Group	28.1	31.0
Energy Equipment Group	44.8	30.0
Railcar Leasing and Management Services Group	158.2	87.0
All Other	(3.0)	(3.3)
Segment Totals before Eliminations and Corporate Expenses	471.3	352.7
Corporate	(39.7)	(36.7)
Eliminations - lease subsidiary	(65.6)	(34.3)
Eliminations - other	(1.1)	(0.5)
Consolidated Total	$364.9	$281.2

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Nine Months Ended September 30,
Revenues:	2015	2014
Rail Group	$3,328.2	$2,749.4
Construction Products Group	418.9	435.2
Inland Barge Group	505.7	470.7
Energy Equipment Group	871.5	707.9
Railcar Leasing and Management Services Group	732.1	880.3
All Other	84.0	80.2
Segment Totals before Eliminations	5,940.4	5,323.7
Eliminations - lease subsidiary	(782.9)	(564.2)
Eliminations - other	(311.8)	(250.9)
Consolidated Total	$4,845.7	$4,508.6

	Nine Months Ended September 30,
Operating profit (loss):	2015	2014
Rail Group	$663.7	$529.9
Construction Products Group	49.5	65.7
Inland Barge Group	96.3	88.6
Energy Equipment Group	118.3	81.2
Railcar Leasing and Management Services Group	418.7	419.7
All Other	(4.6)	(11.3)
Segment Totals before Eliminations and Corporate Expenses	1,341.9	1,173.8
Corporate	(98.7)	(89.5)
Eliminations - lease subsidiary	(163.8)	(110.5)
Eliminations - other	1.5	0.7
Consolidated Total	$1,080.9	$974.5

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in millions)
Revenues:
Leasing and management	$176.6	$158.3	$520.9	$469.2
Sales of railcars owned one year or less at the time of sale	72.6	47.4	211.2	411.1
Total revenues	$249.2	$205.7	$732.1	$880.3
Operating profit:
Leasing and management	$81.8	$74.4	$254.7	$213.8
Railcar sales:
Railcars owned one year or less at the time of sale	18.6	9.6	61.2	115.7
Railcars owned more than one year at the time of sale	57.8	3.0	102.8	90.2
Total operating profit	$158.2	$87.0	$418.7	$419.7
Operating profit margin:
Leasing and management	46.3%	47.0%	48.9%	45.6%
Railcar sales	*	*	*	*
Total operating profit margin	63.5%	42.3%	57.2%	47.7%
Selected expense information(1):
Depreciation	$35.9	$32.4	$105.8	$97.1
Maintenance	$24.6	$17.8	$65.9	$58.8
Rent	$9.9	$13.1	$31.3	$39.7
Interest	$32.5	$39.1	$106.8	$114.5

	September 30, 2015	December 31, 2014
Leasing portfolio information:
Portfolio size (number of railcars)	77,140	75,930
Portfolio utilization	98.5%	99.5%

	Nine Months Ended September 30,
	2015	2014
	(in millions)
Proceeds from sale of leased railcars to Element Financial Corporation:
Leasing Group:
Railcars owned one year or less at the time of sale	$182.7	$378.8
Railcars owned more than one year at the time of sale	258.0	235.7
Rail Group	175.8	153.4
	$616.5	$767.9
* Not meaningful

(1) Depreciation, maintenance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2015	December 31, 2014
Cash and cash equivalents	$677.8	$887.9
Short-term marketable securities	—	75.0
Receivables, net of allowance	481.7	405.3
Income tax receivable	26.2	58.6
Inventories	1,020.9	1,068.4
Restricted cash	211.8	234.7
Net property, plant, and equipment	5,308.4	4,902.9
Goodwill	754.3	773.2
Other assets	324.2	327.8
	$8,805.3	$8,733.8

Accounts payable	$294.6	$295.4
Accrued liabilities	557.5	709.6
Debt, net of unamortized discount of $48.3 and $60.0	3,284.5	3,553.0
Deferred income	27.4	36.4
Deferred income taxes	665.8	632.6
Other liabilities	115.2	109.4
Stockholders' equity	3,860.3	3,397.4
	$8,805.3	$8,733.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2015	December 31, 2014
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,819.4	$1,681.7
Accumulated depreciation	(885.7)	(820.7)
	933.7	861.0
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	3,661.7	3,189.6
Accumulated depreciation	(608.1)	(601.1)
	3,064.3	2,599.2
Partially-owned subsidiaries:
Equipment on lease	2,261.3	2,261.2
Accumulated depreciation	(308.8)	(261.3)
	1,952.5	1,999.9

Net deferred profit on railcars sold to the Leasing Group	(642.1)	(557.2)
	$5,308.4	$4,902.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2015	December 31, 2014
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.4 and $0.4	399.6	399.6
Convertible subordinated notes, net of unamortized discount of $47.9 and $59.6	401.6	389.9
Other	0.5	0.7
	801.7	790.2
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	36.6	39.1
	36.6	39.1
Non-recourse:
Secured railcar equipment notes	690.4	723.3
Warehouse facility	291.7	120.6
Promissory notes	—	363.9
	982.1	1,207.8
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,464.1	1,515.9
	1,464.1	1,515.9
	$3,284.5	$3,553.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2015	December 31, 2014
Leasing Debt Summary
Total Recourse Debt	$36.6	$39.1
Total Non-Recourse Debt	2,446.2	2,723.7
	$2,482.8	$2,762.8
Total Leasing Debt
Wholly-owned subsidiaries	$1,018.7	$1,246.9
Partially-owned subsidiaries	1,464.1	1,515.9
	$2,482.8	$2,762.8
Equipment on Lease(1)
Wholly-owned subsidiaries	$3,064.3	$2,599.2
Partially-owned subsidiaries	1,952.5	1,999.9
	$5,016.8	$4,599.1
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	33.2%	48.0%
Partially-owned subsidiaries	75.0%	75.8%
Combined	49.5%	60.1%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating activities:
Net income	$622.0	$563.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	197.9	171.5
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(102.8)	(90.2)
Other	57.1	(41.7)
Changes in assets and liabilities:
(Increase) decrease in receivables	(43.9)	(155.5)
(Increase) decrease in inventories	50.7	(226.3)
Increase (decrease) in accounts payable and accrued liabilities	(129.5)	117.7
Other	(21.2)	(5.9)
Net cash provided by operating activities	630.3	332.6
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	313.4	257.4
Proceeds from dispositions of property	6.1	21.9
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $150.0 and $295.4	(642.2)	(170.4)
Capital expenditures - manufacturing and other	(145.1)	(170.0)
(Increase) decrease in short-term marketable securities	75.0	149.7
Acquisitions	(46.2)	(711.8)
Divestitures	51.3	—
Other	4.8	2.0
Net cash required by investing activities	(382.9)	(621.2)
Financing activities:
Payments to retire debt	(530.8)	(140.2)
Proceeds from issuance of debt	242.4	727.4
Shares repurchased(1)	(107.5)	(36.5)
Dividends paid to common shareholders	(48.0)	(38.7)
Purchase of shares to satisfy employee tax on vested stock	(27.4)	(38.5)
Contributions from noncontrolling interest	—	49.6
Distributions to noncontrolling interest	(30.4)	(19.3)
(Increase) decrease in restricted cash	32.3	(2.2)
Other	11.9	22.2
Net cash (required) provided by financing activities	(457.5)	523.8
Net (decrease) increase in cash and cash equivalents	(210.1)	235.2
Cash and cash equivalents at beginning of period	887.9	428.5
Cash and cash equivalents at end of period	$677.8	$663.7
(1) Reflects shares of stock cash settled during the period.

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$204.3			$149.4
Unvested restricted share participation	(6.0)			(4.7)
Net income attributable to Trinity Industries, Inc. - basic	198.3	150.0	$1.32	144.7	151.5	$0.96
Effect of dilutive securities:
Stock options	—	—		—	0.1
Convertible subordinated notes	—	0.9		0.2	8.0
Net income attributable to Trinity Industries, Inc. - diluted	$198.3	150.9	$1.31	$144.9	159.6	$0.91

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$596.5			$540.0
Unvested restricted share participation	(18.2)			(17.8)
Net income attributable to Trinity Industries, Inc. - basic	578.3	150.6	$3.84	522.2	150.9	$3.46
Effect of dilutive securities:
Stock options	—	—		—	0.1
Convertible subordinated notes	0.3	2.5		0.6	6.0
Net income attributable to Trinity Industries, Inc. - diluted	$578.6	153.1	$3.78	$522.8	157.0	$3.33

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,
	2015	2014
Net income	$212.2	$156.9
Add:
Interest expense	46.7	48.2
Provision for income taxes	107.6	78.1
Depreciation and amortization expense	67.5	60.5
Earnings before interest expense, income taxes, and depreciation and amortization expense	$434.0	$343.7

	Nine Months Ended September 30,
	2015	2014
Net income	$622.0	$563.0
Add:
Interest expense	148.8	141.4
Provision for income taxes	315.7	274.5
Depreciation and amortization expense	197.9	171.5
Earnings before interest expense, income taxes, and depreciation and amortization expense	$1,284.4	$1,150.4

- END -